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                                                                    EXHIBIT 99.1



                        Press Release of the Registrant

                  CuraGen Corporation Files Shelf Registration

NEW HAVEN, CT - OCTOBER 9, 2000 - CuraGen Corporation (Nasdaq: CRGN), an integrated genomics-based drug discovery and development company, announced today that it has filed a Form S-3 shelf registration statement with the Securities and Exchange Commission for the sale of up to $500 million of various types of securities.

A registration statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of that state.

CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based functional genomic technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, protein expression, protein pathways, and potential drugs that affect these pathways. The Company is applying this comprehensive functional genomic platform to develop protein and antibody drugs, and to identify small molecule drug targets. CuraGen has conducted research for collaborators including Abgenix, Biogen, COR Therapeutics, Dupont/Pioneer Hi-Bred International, Gemini Genomics, Genentech, Glaxo Wellcome, Hoffmann-La Roche, Ono Pharmaceuticals, and Roche Vitamins. CuraGen employs over 300 people and is headquartered in New Haven, CT. Additional Company information is available at www.curagen.com.

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